Exhibit 10.25

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of June 27, 2018 (the “Grant Date”), between Solera Global Holding Corp., a Delaware corporation (the “Company”), and [FIRST NAME] [LAST NAME] (“Optionholder”).

The Company and Optionholder desire to enter into this Agreement whereby the Company will grant Optionholder the options specified herein to acquire certain shares of the Company’s Common Stock. Defined terms used in this Agreement without definition will have the meanings ascribed thereto in the Company’s 2016 Stock Option Plan (the “Plan”), a copy of which is attached hereto as Exhibit A. In the event a provision of this Agreement is inconsistent or conflicts with the provisions of the Plan, the provisions of this Agreement will govern and prevail.

The parties hereto agree as follows:

1. Plan Acknowledgment. Each of the undersigned agree that this Agreement has been executed and delivered, and the stock options have been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and Optionholder and, except as otherwise specified herein, pursuant to each of the terms and conditions of the Plan.

2. Options.

(a) Service Option Grant. The Company hereby grants to Optionholder, pursuant to the Plan, an option to purchase up to [SERVICE OPTIONS] shares of Common Stock (the “Service Option,” and such shares, the “Service Option Shares”), at an exercise price per share of $1012.97 (the “Option Price”). The Option Price and the number of Service Option Shares issuable upon exercise of any Service Option shall be subject to the adjustment provisions of Section 8 of the Plan. The Service Option will expire as provided in Section 2(d) below. The Service Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code. The “Vesting Commencement Date” for purposes of this Agreement is [VESTING COMMENCEMENT DATE].

(b) Return Target Option Grant. The Company hereby grants to Optionholder, pursuant to the Plan, (i) an option to purchase up to [VALUE OPTIONS] shares of Common Stock (the “Value Option,” and such shares, the “Value Option Shares”), and (ii) an option to purchase up to [STRETCH OPTIONS] shares of Common Stock (the “Stretch Value Option,” and together with the Value Option, the “Return Target Option,” and such shares, the “Stretch Value Option Shares,” and together with the Value Option Shares, the “Return Target Option Shares”), at an exercise price per share equal to the Option Price. The Option Price and the number of Return Target Option Shares issuable upon exercise of any Return Target Option shall be subject to the adjustment provisions of Section 8 of the Plan. The Return Target Option will expire as provided in Section 2(d) below. The Return Target Options are not intended to be “incentive stock options” within the meaning of Section 422 of the Code.

(c) Exercisability. Options shall become vested and exercisable in accordance with the provisions of this Section 2(c) and Section 2(f) below. Options which have become vested as of the date of determination are referred to herein as “Vested Options,” and all other Options are referred to herein as “Unvested Options.” Optionholder may only exercise Options that are Vested Options.

(i) Service Options. The Service Options described in Section 2(a) above will vest and become exercisable with respect to twenty five percent (25%) of the Service Option Shares on the Vesting Commencement Date, with an additional four and eleven-sixteenths percent (4.6875%) vesting on the last day of each calendar quarter thereafter solely if Optionholder is, and has been, continuously employed by the Company or its Subsidiaries from the date of this Agreement through such vesting date.

(ii) Value Options.

(A) Vesting.

(1) 100% of the Value Options will vest and become exercisable as of any date on or before March 3, 2020 on which the Total Equity Return Multiple is first equal to or greater than two and a quarter (2.25x), subject to Optionholder’s continuous employment by the Company or its Subsidiaries from the date of this Agreement through such date.

(2) Following the fourth anniversary of the Grant Date, the Value Options will vest and become exercisable in the percentages noted in the table, subject to Optionholder’s continuous employment by the Company or its Subsidiaries from the date of this Agreement through any applicable vesting date:

Total Equity Return Multiple	Aggregate Percentage of Value Options that become Vested
Less than 2.25x	0%
2.25x to 3.0x	Between 0% and 100%, calculated on a straight-line basis
Greater than 3.0x	100%

As used in this Agreement, the term “Total Equity Return Multiple,” which shall be determined by the Board acting in good faith, shall mean the quotient of: (I) the cumulative total of all cash distributions made to, or other cash proceeds received by, the Investor Fund (including management or transaction fees and expenses, but excluding any board fees and expenses and any consulting fees billed on an hourly basis by the Vista Consulting Group) in respect of its ownership of equity or debt securities of the Company or any of its Subsidiaries or any loans provided by the Investor Fund during the life of the Investor Fund’s investment period, divided by (II) the Investor Fund’s total investment in the Company and its Subsidiaries (whether in exchange for equity, indebtedness or otherwise). As used in this Agreement, the term “Investor Fund” shall mean one or more equity buy-out investment funds, excluding any Vista Credit Fund, managed or controlled by Vista Equity Management, LLC or any successor management company. For purposes of calculating the Total Equity Return Multiple, all distributions made to the Investor Funds will be net of all accrued but unpaid consulting fees billed on an hourly basis by the Vista Consulting Group and all expenses associated with the ultimate sale of the Company business. For the purpose of calculating the Total Equity Return Multiple, the Fair Market Value of any residual investment in the Company by the Investor Fund will be treated as having been received by the Investor Funds in cash on the first to occur of a Change of Control and the date the Investor Funds have disposed of at least 75% of their total investment in the Company (such date, the “Wind Up Date”), with such Fair Market Value being determined as of the Wind Up Date. For the avoidance of doubt, the calculation of the Total Equity Return Multiple shall be determined on the Wind Up Date by taking into account, prior to the calculation of the Total Equity Return Multiple, the vesting (and exercise, if applicable) of all vested Options (including unvested Return Target Options to the extent that they vest pursuant to this Section 2(c)), vested warrants and other outstanding vested rights to acquire, or that are valued by reference to, the capital stock of the Company (including warrants and rights to the extent that they vest in connection with the occurrence of a Wind Up Date). For the purpose of calculating the Total Equity Return Multiple of any residual investment in the Company as of the Wind Up Date, (i) in the case of a Change of Control, the Fair Market Value shall be based on the transaction price and (i) in all other cases, the Fair Market Value shall be based on the weighted average sale price of the capital stock of the Company sold by the Investor Fund prior to and through Wind Up Date.

(B) No Vesting. For the avoidance of doubt, any Value Options that do not vest or become exercisable upon the Wind Up Date shall expire as of such Wind Up Date.

(iii) Stretch Value Options.

(A) Vesting. The Stretch Options will vest and become exercisable in the percentages noted in the table, subject to Optionholder’s continuous employment by the Company or its Subsidiaries from the date of this Agreement through any applicable vesting date:

Total Equity Return Multiple	Aggregate Percentage of Stretch Value Options that become Vested
Less than 3.0x	0%
3.0x to 4.0x	Between 0% and 100%, calculated on a straight-line basis
Greater than 4.0x	100%

(B) No Vesting. For the avoidance of doubt, any Stretch Value Options that do not vest or become exercisable upon the Wind Up Date shall expire as of such Wind Up Date.

(iv) Certain Terminations of Employment.

(A) Return Target Options. Notwithstanding anything herein to the contrary, in the event of a Qualifying Termination, the Fair Market Value of the Company as of the date of the Qualifying Termination shall be determined in accordance with the terms of this Agreement (such Fair Market Value, the “Benchmark Value”). Such Benchmark Value shall be used to determine an assumed Total Equity Return Multiple (the “Assumed Return”) to calculate the number of Value Options and Stretch Value Options (as applicable) that would vest assuming a Change of Control (with 100% exit of the Investor Fund) occurred at the Benchmark Value on the date of the Qualifying Termination (determined pursuant to 2(c)(ii)(A) or 2(c)(iii)(A) as applicable), assuming, for purposes of the calculation the vesting (and exercise, if applicable) (prior to the calculation of the Total Equity Return Multiple) of outstanding options (to the extent such options would vest pursuant to their terms based on the Assumed Return), warrants and other outstanding rights to acquire capital stock of the Company. Such resulting number of Value Options and Stretch Value Options will be further multiplied by a fraction, the numerator of which is the number of complete three month anniversaries of the Grant Date through the Termination Date, and the denominator of which is 20 (such final resulting amount, the “Contingent Options”). Any Return Target Options that do not become Contingent Options in accordance with this Section 2(c)(iv)(A) (including by virtue of the Assumed Return implied by the Benchmark Value not meeting the applicable minimum vesting threshold) shall be forfeited as of the date of the Qualifying Termination. Contingent Options will vest and become exercisable based on the applicable Total Equity Return Multiple actually achieved on or before the Wind Up Date. On or before the Wind Up Date, if the applicable Total Equity Return Multiple is (i) equal to or greater than the Assumed Return, 100% of the Contingent Options will vest and become exercisable or (ii) less than the Assumed Return, the number of Contingent Options will be reduced to the amount of Return Target Options that that would have become Contingent Options if the Total Equity Return Multiple actually achieved was the Assumed Return as of the Termination Date. All Contingent Options will be forfeited and immediately cancelled if Optionholder materially violates any restrictive covenant agreement between the Company, or its Subsidiaries, and the Optionholder including non-competition, non-solicitation, confidentiality, assignment of inventions, and defamation covenants. In no event shall a Contingent Option be exercisable following the close of business on the fifteenth anniversary of the date of this Agreement.

(B) Terminations For Cause. Notwithstanding anything herein to the contrary, in the event Optionholder’s employment with the Company or its Subsidiaries is terminated for Cause, all outstanding Options granted under this Agreement, whether vested or unvested, at the Termination Date, shall be forfeited and immediately cancelled as of the Termination Date.

(d) Expiration of Options. Notwithstanding any provision herein to the contrary, (with the exception of any Options that become Contingent Options pursuant to Section 2(c)(iv)(A)), any portion of the Options granted hereunder that have not vested and become exercisable prior to the Termination Date will expire on the Termination Date and may not be exercised under any circumstance. Any portion of the Options granted hereunder that have vested and become exercisable prior to the Termination Date will expire on the earliest of (i) six months after the Termination Date in the event of a termination by the Company without Cause or by the Optionholder for Good Reason or due to the Optionholder’s death or Disability, (ii) 90 days after the Termination Date in the event of a termination for any other reason and (iii) the close of business on the tenth anniversary of the date of this Agreement. Notwithstanding any provision in this Agreement to the contrary, any portion of the Options granted hereunder which have not been exercised prior to or in connection with a Change of Control shall expire upon the consummation of any such transaction. For purposes of this Agreement, “Disability” means the Optionholder’s inability to perform the essential functions of the Optionholder’s job, with or without accommodation, as a result of any mental or physical disability or incapacity for an extended period but not less than sixty (60) business days in any consecutive 6 month period, as determined in the sole discretion of the Company.

(e) Procedure for Exercise. Optionholder may exercise all or any portion of the Options granted hereunder with respect to Option Shares vested and exercisable pursuant to Section 2(c) above by delivering written notice of exercise to the Company, together with (i) a written acknowledgment that Optionholder has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to Optionholder regarding the Company and its Subsidiaries, (ii) payment in full by delivery of a cashier’s, personal or certified check or wire transfer of immediately available funds to the Company in the amount equal to the number of Option Shares to be acquired multiplied by the applicable option exercise price (the “Aggregate Exercise Price”), provided that, Optionholder may, in lieu of paying the Aggregate Exercise Price in cash, indicate in Optionholder’s exercise notice that such Optionholder intends to effect a cashless exercise thereof and, in such case, the Company shall cancel such number of Option Shares otherwise issuable to the Optionholder having a Fair Market Value equal to the Aggregate Exercise Price of the Options being exercised, in which event the Company shall only issue Option Shares for the remainder of the Options being exercised after satisfying the Aggregate Exercise Price, (iii) an executed joinder agreement to that certain Stockholders Agreement, dated as of March 3, 2016, by and among the Company and its stockholders signatory thereto (as amended from time to time, the “Stockholders Agreement”), in form and substance reasonably satisfactory to the Company, pursuant to which such Optionholder shall become a party to the Stockholders Agreement and be entitled to the rights and benefits and subject to the duties and obligations of a “Management Stockholder” thereunder, and (iv) an executed consent from Optionholder’s spouse (if any) in the form of Exhibit 1 attached to the Plan. As a condition to any exercise of the Options, Optionholder will permit the Company to deliver to him or her all financial and other information regarding the Company and its Subsidiaries which it believes is necessary to enable Optionholder to make an informed investment decision. If, at any time subsequent to the date Optionholder exercises any portion of the Options granted hereunder and prior to the occurrence of a Change of Control, Optionholder becomes legally married (whether in the first instance or to a different spouse), Optionholder shall cause Optionholder’s spouse to execute and deliver to the Company a consent in the form of Exhibit 1 attached to the Plan. Optionholder’s failure to deliver to the Company an executed consent in the form of Exhibit 1 to the Plan at any time when Optionholder would otherwise be required to deliver such consent shall constitute Optionholder’s continuing representation and warranty that Optionholder is not legally married as of such date.

(i) For purposes of this Agreement, “Fair Market Value” means the fair market value thereof as determined in good faith by the Board (x) without taking into account any discounts for lack of liquidity or minority interest or other similar discounts and (y) taking into account any third-party valuations as the Board deems appropriate.

(f) Change of Control. Upon the consummation of a Change of Control, any Service Options which were Unvested Options immediately prior to such Change of Control shall be deemed Vested Options (such Options which are subject to accelerated vesting being referred to as the “Accelerated Options”). The Optionholder hereby agrees that upon a Change of Control, the Accelerated Options shall be deemed to be automatically exercised through a cashless exercise and Optionholder shall have no further rights under the Accelerated Options other than payment of the consideration, if any, (less any applicable taxes and withholdings) to be paid to the Optionholder (whether in the form of cash or stock) in respect of such deemed exercise of the Accelerated Options as of the Change of Control.

(g) Securities Laws Restrictions. Optionholder represents that when Optionholder exercises any portion of the Options he or she will be purchasing the Option Shares represented thereby for Optionholder’s own account and not on behalf of others. Optionholder understands and acknowledges that federal, state and foreign securities laws govern and restrict Optionholder’s right to offer, sell or otherwise dispose of any Option Shares unless Optionholder’s offer, sale or other disposition thereof is registered under the Securities Act and federal, state and foreign securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. Optionholder agrees that he or she will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement (or similar filing under applicable securities law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other applicable securities law. Optionholder further understands that the certificates for any Option Shares which Optionholder purchases will bear the legend set forth in the Plan or such other legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

(h) Code Section 409A Compliance. The Company may reduce or expand the period of time following an event in which the vested portion of the Options may be exercised if Internal Revenue Service guidance specifies that such a reduction is required or that such an expansion is permitted under the provisions of Section 409A(a)(2) of the Code. In addition, the Company may (but shall be under no obligation to) make any other changes to this Agreement it determines are necessary to comply with the provisions of Section 409A(a)(2) of the Code. Optionholder hereby agrees and acknowledges that neither the Company nor any of its affiliates makes any representations with respect to the application of Section 409A of the Code to the Options and, by the acceptance of the Options, Optionholder agrees to accept the potential application of Section 409A of the Code to the Option and the other tax consequences of the issuance, vesting, ownership, modification, adjustment, exercise and disposition of the Option.

(i) Withholding of Taxes. The Company shall be entitled, if necessary, to withhold from Optionholder from any amounts due and payable by the Company to Optionholder (or secure payment from Optionholder in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Options or Common Stock issuable under this Agreement. Following a termination of the Optionholder’s employment by the Company without Cause or by the Optionholder for Good Reason or due to the Optionholder’s death or disability, Optionholder may satisfy all taxes required to be withheld in connection with the exercise of any Options by directing the Company to withhold shares of Common Stock having a Fair Market Value equal to the aggregate amount of such taxes.

(j) Limited Transferability of the Options. The Options granted hereunder are personal to Optionholder and are not transferable by Optionholder except pursuant to the laws of descent or distribution. Only Optionholder or his legal guardian or representative may exercise the Options granted hereunder. For the avoidance of doubt, any Service Option Shares or Return Target Option Shares exercised by Optionholder hereunder shall be subject to the transfer restrictions set forth in the Plan and the Stockholders Agreement; provided, that following a Change of Control or an IPO, Option Shares may only be transferred in the same proportion as the Investors have transferred their equity interests relative to the number of equity interests owned by the Investors prior to such Change of Control or IPO.

3. Optionholder’s Representations. Optionholder hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Optionholder does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Optionholder is a party or by which he or she is bound, (ii) Optionholder is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than the Company or one of its Subsidiaries) and (iii) upon the execution and delivery of this Agreement by the Company and Optionholder, this Agreement shall be the valid and binding obligation of Optionholder, enforceable against Optionholder in accordance with its terms. Optionholder hereby acknowledges and represents that he or she has consulted with (or has had an opportunity to consult with) independent legal counsel regarding his or her rights and obligations under this Agreement (including, without limitation, the Plan) and that he or she fully understands the terms and conditions contained herein and therein.

4. Notices. Any notices required or permitted under this Agreement or the Plan will be delivered in accordance with the requirements of the Plan.

5. Third Party Beneficiaries; Successors and Assigns. The parties hereto acknowledge and agree that the Investor Funds are third party beneficiaries of this Agreement and the Plan. Except as otherwise provided herein, this Agreement and the Plan shall bind and inure to the benefit of and be enforceable by Optionholder, the Company and the Investor Funds and their respective heirs, successors and assigns (including subsequent holders of Option Shares); provided that the rights and obligations of Optionholder under this Agreement and the Plan shall not be assignable except in connection with a permitted transfer of Option Shares in accordance with the Plan.

6. Section 83(b) Election. Within 30 days after Optionholder has exercised any portion of the Option, in the event Optionholder is subject to United States federal income tax, Optionholder may make an effective election with the Internal Revenue Service under Section 83(b) of the Code (an “83(b) Election”) relative to the Option Shares received by Optionholder pursuant to the exercise of such portion of the Option. Employee further acknowledges and understands that it is Employee’s sole obligation and responsibility to timely file such 83(b) Election, and neither the Company nor the Company’s legal or financial advisors shall have (i) any obligation or responsibility with respect to such filing or (ii) any liability resulting or arising from the failure to timely file such 83(b) Election.

7. Complete Agreement. This Agreement and the Plan and the other documents referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

9. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

10. Governing Law. This Agreement will be subject to the Governing Law provisions of the Plan as if fully set forth in this Agreement.

11. Remedies. Each of the parties to this Agreement will be entitled to any of the remedies specified in the Plan.

12. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board and Optionholder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SOLERA GLOBAL HOLDING CORP.

By:

Its:

[FIRST NAME] [LAST NAME]

Solera Global Holding Corp. - Stock Option Agreement